Exhibit 10.3

November 29, 2017

Jerry Hunter

Via email: jhunter@snapchat.com

Re:Internal Change in Position

Dear Jerry,

Snap Inc. (the “Company”) is pleased to offer you a change in position to the full-time, exempt position of SVP, Engineering effective November 26, 2017 (the “Effective Date”) on the following terms:

You will work at our office located in Venice, California. Of course, the Company may change your position, duties, and work location from time to time at its discretion.

You will receive an annual salary of $500,000, which will be paid bi-weekly, less applicable payroll deductions and tax withholdings. You will continue your same eligibility for our broad range of benefits. Keep in mind that the Company may change compensation and benefits from time to time at its discretion.

Your employment relationship with the Company continues to remain at-will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

This letter forms the complete and exclusive statement of your revised employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.

Please sign and date this letter and return it to me by December 6, 2017, if you wish to accept this new opportunity under the terms described above.

Congratulations on your new role!

Sincerely,

/s/ Jason Halbert

Jason Halbert VP, People

Accepted and agreed:

/s/ Jerry Hunter

Jerry Hunter

Dec 5, 2017

Date